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                                                                     Exhibit (5)

                                 March 15, 2001

Board of Directors
First Union Corporation
Charlotte, North Carolina 28288

Gentlemen:

     I have acted as counsel for First Union Corporation (the "Corporation") in connection with the registration on Form S-3 (the "Registration Statement") of 4,000,000 shares of the Corporation's Common Stock, $3.33 1/3 par value per share (together with the rights attached thereto, the "First Union Common Shares"), which will be issuable under the Corporation's Dividend Reinvestment and Stock Purchase Plan.

     On the basis of such investigation as I deemed necessary, I am of the opinion that:

     (1) the Corporation has been duly incorporated and is validly existing under the laws of the State of North Carolina; and

     (2) the First Union Common Shares have been duly authorized and when issued, will be validly issued, fully paid and nonassessable.

     I hereby consent to the use of my name under the heading "Validity of the Securities" in the prospectus included in the Registration Statement and to the filing of this opinion as an Exhibit to the Registration Statement. In giving this consent, I do not hereby admit that I am within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder.

                                             Very truly yours,

                                             /s/ ROSS E. JEFFRIES, JR.